Exhibit 10.2

January 15, 2024

CONFIDENTIAL

To:
Mr. Yaron Garmazi

Dear Sir,

Re:          Employment Termination, Settlement, Waiver and Release

Reference is hereby made to (i) that certain Individual Employment Agreement dated June 18, 2017, as from time to time amended, by and between you (“you” or the “Employee”) and Kaltura Ltd. (“Kaltura”) as from time to time supplemented or amended, including any cash bonus plans and incentive award plans grated to you by Kaltura and/or by Kaltura, Inc. (each of Kaltura and Kaltura, Inc. may be referred to herein as the “Company”, which term shall include Kaltura and/or Kaltura, Inc., as the context requires) in connection therewith or your employment thereunder (collectively, the “Employment Agreement”), and (ii) your resignation and termination notice under Clause 5.2 of the Employment Agreement dated January 14, 2024 (the “Resignation Notice”). In that respect, please be advised as follows:

1.
Further to your Resignation Notice and to the discussions held between you and the Company, this letter of agreement (“Letter of Agreement” or “LOA”) records and sets forth the terms agreed between you and the Company relating to the separation and termination of employment between you and the Company (each a “Party” and collectively the “Parties”):

1.1.
Except as explicitly specified herein, (i) the Employment Agreement, and (ii) all any other agreements, arrangements, undertakings, obligations, representations, warranties, drafts and/or understandings, either oral, in writing or otherwise, relating to your employment and/or grant of services and/or any other engagement, entered into between you and the Company, shall terminate and your employment with the Company shall end on July 10, 2024 (the “Effective Date of Termination”), save for such terms that survive termination in accordance with the provisions thereof. Notwithstanding anything to the contrary in the Employment Agreement, the period from July 1, 2024 until the Effective Date of Termination, shall be paid time off (e.g., vacation time).

1.2.
Until February 29, 2024 (inclusive), you will continue serving the Company at your current position as the Company’s Chief Financial Officer and Principal Accounting Officer. In that capacity, you shall be in charge of the Company’s 2023 financial statements for the period ending December 31, 2023, the filing thereof on Form 10-K with the U.S. Securities and Exchange Commission (“SEC”) and related activities (such as, but not limited to, 2023 YE earning call, investors’ calls etc.). Notwithstanding anything to the contrary in the Employment Agreement, from March 1st, 2024 until the Effective Date of Termination, you shall serve as a special assistant to the CEO and your successor CFO, and in addition, shall assure a smooth, orderly, handover and transition of the management of the finance department’s activities to the new CFO, as shall be requested (the period commencing the date hereof and ending at the Effective Date of Termination, shall be referred to herein as the “Transition Period”).

1.3.
The Company hereby agrees that the arrangement set forth in this Letter of Agreement, shall be in lieu of the 60-days prior notice you were obligated to provide under Clause 5.2, Exhibit A, of the Employment Agreement, and that the last 60-days of your employment term under Section 1.2 above, shall be deemed for all purposes as the notice period.

Kaltura, Inc. • 860 Broadway, 3rd Floor New York, NY 10003 • Tel: 646-290-5445
Kaltura (Europe) Ltd. • 4th Floor, LABs House, 16-19 Bloomsbury, London, WC1A 2BA, UK
Kaltura Ltd. • Allied Tower, 9 Ben-Gurion Road, Bnei-Brak, Israel 5126014
www.kaltura.com

1.4.
Except as explicitly specified herein, during the Transition Period your rights and obligations under the Employment Agreement and any applicable law (including, without limitation, your duty of care and duty of loyalty as a Company executive) shall remain unchanged. Thereafter, you shall be entitled to certain rights and privileges specifically set forth hereinbelow.

2.	During the Transition Period the following provisions shall apply:

2.1.
You shall continue to act as the Company’s Chief Financial Officer and Principal Accounting Officer, including the performance of any and all tasks and responsibilities associated therewith, until February 29, 2024.

2.2.
On March 1st, 2024, you shall cease to serve as CFO and Principal Accounting Officer, and shall no longer be designated an “officer” of the Company for the purposes of Section 16 of the Exchange Act nor designated as an “executive officer” of the Company for purposes of Rule 3b-7 under the Exchange Act.

2.3.	Your signatory rights on behalf of the Company shall lapse and expire on March 1, 2024, unless notified otherwise by the Company.

2.4.
You shall continue to serve as a board member at the Board of Directors of Kaltura Germany GmbH (herein, “Kaltura Germany”), until December 31, 2024. Simultaneously with the signing of this letter you shall sign and execute a resignation letter from Kaltura Germany’s Board of Directors which shall be surrendered to the Company’s General Counsel and held in trust until such date.

2.5.
You shall continue to receive your base salary, remuneration and benefits in accordance with the Employment Agreement and subject to its terms (collectively, the “Base Salary”), until June 30, 2024, and thereafter you shall be at paid-time-off vacation days until the Effective Date of Termination.

2.6.
The Company shall forfeiture all the Option and Stock Appreciation Right (namely, all the Options and/or RSUs) which have been granted to you under any and all equity award agreements, including award agreements under the Kaltura, Inc. 2021 Incentive Award Plan and Israeli Sub-Plan or previous plans that are still in effect (collectively, the “Plans”; the “Options and RSUs”), that had NOT vested on or before the Effective Date of Termination and shall be unexercisable as of such date, and such unvested and unexercisable Options and RSUs shall be cancelled and annulled as of the Effective Date of Termination.

All the other Options and RSUS that had vested and shall have become exercisable on or before the Effective Date of Termination shall continue to be in effect in Accordance with the terms of the Plans and the respective award agreements, and remain exercisable so long as you shall continue to be an Israeli Employee Participant as defined under the Israeli Sub-Plan to Kaltura, Inc. 2021 Incentive Award Plan.

2.7.	You will be eligible to receive performance-based compensation under the Company’s 2024 Executive Compensation Plan for Q1, 2024 only (the “Annual Bonus”) as follows:

2.7.1.
Your total attainable Annual Bonus (namely, the 100% MBO On-Target Bonus) shall be in an amount equal to 85% (eighty five percent) of your OTE Q1 MBO value, namely NIS 216,686, at the NIS/USD exchange rate as shall be determined by the Compensation Committee at the Grant Date.

2.7.2.
The said amount reflects the mutually agreed estimation of the Company’s Q1, 2024 target results. The said amount is hereby fixed regardless of the actual results de facto. You shall not be entitled to a stretch bonus for overachievement, even if the actual results shall exceed the Parties’ estimation.

2.7.3.
The monetary value of the Annual Bonus shall be granted in the form of the number of Restricted Stock Units (as defined in the Kaltura, Inc. 2021 Incentive Award Plan; herein the “RSUs” and the “Plan”, respectively) having a Fair Market Value (as defined in the Plan) as shall be determined by the Compensation Committee, to be settled in shares as follows:

-	Grant Date: effective as of the effective date of the Compensation Committee’s approval of the 2024 Executive Compensation Plan (expected to occur in February 2024).

-	Vesting: June 30, 2024.

-
Contingencies: the RSUs award shall be made pursuant to the Plan, the applicable terms of the 2024 Executive Compensation Plan and the appropriate award agreement, and to the execution and delivery of all required agreements and instruments pursuant to the Plan and Company policies.

3.
In addition, during the Transition Period and thereafter, you shall execute and sign, and do all such acts and things as may be reasonably required, necessary, useful or desirable for the removal and replacement of your nomination with any corporate body or entity at which you are serving or in which you are recorded as serving on behalf of the Company.

4.
Subject to your signature below, and as full and final settlement between you and the Company, in the framework of conducting your final settlement of accounts (to be conducted on or following the Effective Date of Termination), the Company shall pay you a final aggregate amount which shall be comprised of the following:

4.1.	The aggregate consideration entitled by you for the period ending on the Effective Date of Termination.

4.2.
The Company shall redeem the annual leave (e.g., vacation days/days of paid time off) accrued by you from July 1, 2024 until July 10, 2024 plus any remaining balance that had not been exercised on or before the Effective Date of Termination, at such date.

All Company calculations and determinations of the amounts specified in this Section 4 above or elsewhere in this Letter of Agreement or in connection therewith, shall be deemed as a prima-facia evidence that such sums and amounts are true and accurate and were rightfully affixed by the Company under the terms of the respective Employment Agreement or Plans and of this Letter of Agreement, as applicable.

5.
Notwithstanding anything to the contrary in your Employment Agreement, you shall not be entitled to annul cash bonus (MBO variable cash compensation plan) for 2024 or any part thereof except as explicitly set forth in Section 2.7 above.

6.
Any and all payments and expense reimbursement shall be made to you in accordance with the Employment Agreement and the applicable laws. Any and all payments hereunder shall be subject to any applicable statutory deductions and withholdings. You acknowledge that you shall bear any and all taxes associated with the above payments and/or rights, save where explicitly specified otherwise in writing. The Company shall be entitled to set-off any amounts due to you hereunder from any amounts whatsoever owed by you (if owed) to it or any of its affiliates.

7.
You hereby certify that you have complied, and agree to comply with, all the terms and conditions of your Employment Agreement with Company relating to secrecy, non-disclosure, non-compete, ownership of property and rights (including Intellectual Property) undertakings, the terms of which are hereby incorporated by reference.

8.
You further undertake, in accordance with the Employment Agreement, and except as expressly set forth in this Letter of Agreement, to return to the Company, by no later than the Effective Date of Termination, all equipment and items placed at your disposal by the Company and any of its affiliates, including without limitation any item, document and/or materials in your possession and that belongs to the Company or otherwise relating to the Company’s business, without retaining any copies thereof.

9.
The Company hereby confirms that (i) the Company’s D&O Insurance Policy covers current and former directors and officers of the Company (as such terms are defined in the policy) on a “Claims Made Basis”, and accordingly, you shall remain covered under such insurance policy and any extensions thereof, subject to the policy’s thresholds, deductibles, contingencies, terms and conditions; and (ii) subject to the Company’s corporate approvals, the Company intends to continue renewing the D&O Insurance Policy substantially in the terms prevailing as of the date hereof.

10.
Without derogating from the foregoing, you hereby acknowledge that, subject to the Company’s fulfillment of its undertakings under this Letter of Agreement, you hereby specifically, unconditionally, irrevocably and perpetually release, waives, and forever discharges the Company and any of its officers, shareholders, directors, employees, affiliates and related companies (jointly and severally, the “Company Group”), from any and all claims, demands, actions, liabilities and causes of actions, of every kind and character, in law or in equity, for or by reason of any matter or cause whatsoever, that you may possess against the Company Group, arising from or connected to your employment with the Company, and termination of such employment, if and to the extent applicable.

11.
You hereby agree that the existence of this Letter of Agreement and its content shall be considered “Confidential Information” pursuant to the Employment Agreement (subject to any disclosure obligations of the Company that may apply), save to any disclosure requirements under law.

12.	This Letter of Agreement shall serve as a certificate for the termination of the employment relationship between you and the Company, which will end on Effective Date of Termination.

13.
Neither Party shall assign or otherwise transfer any of its rights or obligations under this Letter of Agreement to any third party without the prior written consent of the other Party and any attempted assignment or transfer without such prior written consent shall be null and void.

14.
In the event that any provision of this Letter of Agreement is declared invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected nor impaired thereby.

15.
This Letter of Agreement constitutes the entire agreement between you and the Company with respect to the termination of the Employment Agreement, including, without limitation, the terms to which you are entitled in connection with your resignation and employment termination, and hereby cancels and replaces any previous agreement, arrangement, undertaking, obligation, representation, warranty, draft and/or understanding, either oral, in writing or otherwise, pertaining to the termination of your employment. In any case of discrepancy, inconsistence or contradiction between this Letter of Agreement and the Employment Agreement, the provisions of this Letter of Agreement shall prevail. Save as expressly superseded, supplemented and amended by this Letter of Agreement, the Employment Agreement shall remain unaltered and in full force and effect. To dispel doubt, the terms of the provisions of any equity compensation Plan or award, other than with respect to affixing the Participant’s Termination of Service date as the Effective Date of Termination, are and shall remain unchanged and in full force and effect in accordance with their terms.

16.	This Letter of Agreement shall be deemed also as an agreement for the benefit of third parties with respect to the Company group members who are not a direct party thereto.

17.
You confirm that your signature of this Letter of Agreement was done freely and willingly and constitutes full and complete waiver of any claim against the Company group members, in the past, the present and the future, relating to your employment and/or provision of services and the termination of your employment with and/or provision of services to and/or on behalf of the Company.

Please sign this Letter of Agreement and return the original copy to us. We would like to take this opportunity to thank you for the work that you have performed for the Company, and we wish you every success in the future.

Yours faithfully,

Kaltura Ltd.

I hereby confirm that I have read, fully understood, acknowledge and accept the above, and further affirm that my signature of this letter was done freely and willingly.

January 16, 2024
Mr. Yaron Garmazi	Date